EXHIBIT 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

KKR & CO. L.P.

KKR FUND HOLDINGS L.P.,

COPAL MERGER SUB LLC

and

KKR FINANCIAL HOLDINGS LLC

Dated as of December 16, 2013

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

INDEX OF DEFINED TERMS

Page

2007 Share Plan	7
424(b)(3) Prospectus	36
Action	10
affiliate	36
Agreement	1
Antitrust Laws	21
Applicable Law	9
Board Recommendation Notice	28
Book-Entry Share	5
Business Combination	33
business day	36
Cash Value	6
Certificate	4
Certificate of Merger	2
Closing	2
Closing Date	2
Code	36
Commission	9
Common Unit Trust	4
Company	1
Company Acquisition Agreement	27
Company Acquisition Proposal	29
Company Board	1
Company Board Recommendation	12
Company Certificate of Formation	12
Company Change of Recommendation	27
Company Common Shares	13
Company Disclosure Schedule	11
Company Operating Agreement	1
Company Option	6
Company Plan	17
Company SEC Documents	14
Company Securities	13
Company Shareholder Approval	12
Company Shareholder Meeting	19
Company Superior Proposal	29
Confidentiality Agreement	20
Contract	9
Costs	32
DE LLC Act	1
Deferred Compensation Plan	3
Effective Time	2
End Date	31
ERISA	36
Event	36
Excess Units	4
Exchange Act	9
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	3
Existing Company Credit Agreement	36
Fund Holdings	1
GAAP	36
Governmental Authority	9
Grant Date	13
Group Partnerships	20
HSR Act	9
KKR Financial Advisors	11
knowledge	36
Lien	36
Management Agreement	36
Management Holdings	8
Material Adverse Effect	36
Material Company Contract	17
Maximum Premium	26
Measurement Date	8
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Common Units	3
NYSE	4
Option Consideration	6
Order	21
Parent	1
Parent Board	1
Parent Common Units	1
Parent Disclosure Schedule	7
Parent Parties	1
Parent SEC Documents	9
Parent Securities	8
parties	1
pdf	37
Per Share Amount	6
Person	37
Phantom Shares	3
Preferred Shares	13
Prospectus	10
Proxy Statement	10
Registration Statement	10
Representatives	27
Securities Act	9
subsidiary	37
Superior Proposal Notice	28
Surviving Company Share	3
Surviving Entity	2
Tax Returns	16
Taxes	16
Termination Payment	33
Transaction Committee	1
Transaction Committee Financial Advisor	18

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 16, 2013, by and among KKR & Co. L.P., a Delaware limited partnership (“Parent”), KKR Fund Holdings L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Fund Holdings”), Copal Merger Sub LLC, a Delaware limited liability company (“Merger Sub” and, taken together with Fund Holdings and Parent, the “Parent Parties”), and KKR Financial Holdings LLC, a Delaware limited liability company (the “Company” and, together with the Parent Parties, the “parties”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement and the provisions of the Limited Liability Company Act of the State of Delaware (the “DE LLC Act”);

WHEREAS, the board of directors of the Company (the “Company Board”) has appointed a committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Transaction Committee”) to review and negotiate, and make a recommendation to the Company Board with respect to, the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Transaction Committee, unanimously (other than Scott Nuttall and Craig Farr, who were not present at the meeting of the Company Board) has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the holders of the Company’s Common Shares (as such term is defined in the Company’s Amended and Restated Operating Agreement, dated as of May 3, 2007 and as amended from time to time prior to the date hereof, the “Company Operating Agreement”), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated herein, including the Merger, and (iii) resolved to recommend that the holders of the Company’s Common Shares approve the Merger;

WHEREAS, the board of directors of the general partner of Parent (the “Parent Board”), the board of directors of Fund Holdings, and the sole member of Merger Sub have, on the terms and subject to the conditions set forth herein, approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated herein, including the Merger;

WHEREAS, by virtue of the Merger, the holders of the Company’s Common Shares will receive a continuing equity interest in the Company through the ownership of common units representing the limited partnership interests of Parent (such common units, the “Parent Common Units”);

WHEREAS, immediately prior to the Closing, Parent will issue to Fund Holdings a number of Parent Common Units that will be distributed to the holders of the Company’s Common Shares pursuant to Section 2.3 in connection with the Merger;

WHEREAS, each Preferred Share that is outstanding immediately prior to the Merger shall remain outstanding as a Preferred Share of the Surviving Entity immediately following the Merger;

WHEREAS, the Company’s 7.500% Senior Notes due March 20, 2042 and the Company’s 8.375% Senior Notes due November 15, 2041 that are outstanding immediately prior to the Merger shall remain outstanding as indebtedness of the Surviving Entity immediately following the Merger; and

WHEREAS, the Company and the Parent Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of these premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1                               The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the DE LLC Act, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate limited liability company existence of Merger Sub shall cease, and the Company shall be the surviving limited liability company in the Merger (the “Surviving Entity”) and shall become an indirect subsidiary of Parent.

1.2                               Effective Time; Closing Date.

(a)                                 Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file (or cause to be filed) with the Secretary of State of the State of Delaware a certificate of merger for the Merger, executed in accordance with the relevant provisions of the DE LLC Act (the “Certificate of Merger”), and shall make all other filings or recordings required under the DE LLC Act in connection with the Merger.  The Certificate of Merger will provide that the Merger shall become effective at such time as the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or at such later date and/or time as may be agreed by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

(b)                                 Prior to the filing of the Certificate of Merger, a closing (the “Closing”) shall be held at 10:00 a.m., New York time, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other place as the parties may agree in writing, (i) as soon as practicable (but in any event within three business days) following the date upon which all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or (ii) on such other date and/or at such other time as the parties may agree in writing so long as all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived at or prior to such date and/or time.  The date on which the Closing takes place is referred to herein as the “Closing Date.”  Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the parties agree to use reasonable best efforts to coordinate and cooperate in taking such actions so that the Closing will take place on the last business day of a calendar month.

1.3                               Effects of the Merger.  The Merger shall have the effects set forth in the DE LLC Act.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

1.4                               Organizational Documents and Directors and Officers of the Company.  At the Effective Time, the certificate of formation of the Company as in effect immediately prior to the Merger shall be the certificate of formation of the Surviving Entity, and the limited liability company agreement of the Company in effect immediately prior to the Merger shall be the limited liability company agreement of the Surviving Entity; in each case, until such organizational document is amended in accordance with Applicable Law and as provided in such organizational document.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity.  Each of the parties shall take all necessary action to cause those individuals designated in writing by Parent three days prior to the Closing Date to be the members of the board of directors of the Surviving Entity immediately following the Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Entity and Applicable Law.

ARTICLE II

EFFECT OF THE MERGER

2.1                               Effect on Shares.

(a)                                 At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, any Parent Party or the holder of any securities of the Company or any Parent Party:

(i)                                     Treatment of Merger Sub Common Units.  Each common unit representing membership interests of Merger Sub (the “Merger Sub Common Units”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable Common Share of the Surviving Entity (each such Common Share along with each Common Share of the Surviving Entity issued pursuant to Section 2.1(a)(ii), a “Surviving Company Share”), such that immediately following the Effective Time, such newly issued Surviving Company Shares shall constitute all of the issued and outstanding capital stock of the Surviving Entity other than the Preferred Shares.

(ii)                                  Treatment of Certain Company Common Shares.  Each Company Common Share issued and outstanding immediately prior to the Effective Time that is held by Fund Holdings or any subsidiary of Fund Holdings shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.  Each Company Common Share issued and outstanding immediately prior to the Effective Time that is held by any wholly-owned subsidiary of the Company shall remain outstanding and be converted into Common Shares of the Surviving Entity representing the same percentage ownership of the Surviving Entity as such Company Common Share represented in the Company immediately prior to the Effective Time.

(iii)                               Conversion of Company Common Shares.  Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than the Company Common Shares described in Section 2.1(a)(ii)) shall automatically be converted into the right to receive a number of validly issued Parent Common Units equal to the Exchange Ratio, together with cash in lieu of fractional Parent Common Units, if any, payable pursuant to Section 2.2(b) (collectively, the “Merger Consideration”).  Each Company Common Share, when so converted pursuant to this Section 2.1(a)(iii), shall no longer be outstanding and shall be cancelled and shall cease to exist.

(b)                                 No Effect on Phantom Shares.  Each phantom share (the “Phantom Shares”) credited to a participant’s account under the KKR Financial Holdings LLC Non-Employee Directors’ Deferred Compensation and Share Award Plan (the “Deferred Compensation Plan”) shall, immediately upon the Effective Time, automatically be converted into the right to receive a number of validly issued Parent Common Units equal to the Exchange Ratio  (with fractional Parent Common Units to be aggregated and rounded to the nearest whole unit), but shall otherwise remain outstanding following the Effective Time and be distributed pursuant to the terms of the Deferred Compensation Plan.

(c)                                  No Effect on Preferred Shares.  Each Preferred Share issued and outstanding immediately prior to the Effective Time shall remain an outstanding Preferred Share of the Surviving Entity following the Effective Time.

2.2                               Exchange Ratio; Fractional Shares; Adjustments.

(a)                                 The “Exchange Ratio” shall be equal to 0.51, subject to adjustment in accordance with Section 2.2(d).

(b)                                 No fractional Parent Common Unit shall be issued in the Merger as a result of the conversion provided for in Sections 2.1(a)(iii) and 2.1(b), but in lieu thereof each Person otherwise entitled to a fractional Parent Common Unit shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(b), a cash payment in lieu of such fractional Parent Common Unit representing such Person’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of Parent Common Units equal to the excess of (i) the aggregate number of Parent Common Units to be delivered to the Exchange Agent by Fund Holdings pursuant to Section 2.3(a) over (ii) the aggregate number of whole (non-fractional) Parent Common Units to be distributed pursuant to Section 2.3(b) (such excess being the “Excess Units”), which such proportionate interest shall be paid as soon as reasonably practicable following such transaction or transactions.  The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Parent Common Units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional Parent Common Units.  As soon as practicable after the Effective Time, the Exchange Agent, as agent for the Persons that would otherwise receive fractional Parent Common Units, shall sell the Excess Units at then prevailing market prices on the New York Stock Exchange (“NYSE”) in the manner provided in Section 2.2(c).

(c)                                  The sale of the Excess Units by the Exchange Agent shall be executed on the NYSE at then-prevailing market prices and shall be executed in round lots to the extent practicable.  The Exchange Agent shall hold such proceeds in trust for the Persons that would have otherwise received fractional Parent Common Units (the “Common Unit Trust”).  The Exchange Agent shall determine the portion of the Common Unit Trust to which each such Person shall be entitled by multiplying the amount of the aggregate proceeds comprising the Common Unit Trust by a fraction, the numerator of which is the amount of the fractional Parent Common Unit interest to which such Person would otherwise be entitled and the denominator of which is the aggregate amount of fractional Parent Common Unit interests to which all such Persons would otherwise be entitled.

(d)                                 In the event that, prior to the Effective Time, the Company or Parent shall declare a stock dividend or other distribution payable in Company Common Shares or Parent Common Units, as applicable, or securities convertible, exercisable or exchangeable into Company Common Shares or Parent Common Units, as applicable, or effect a stock split, reclassification, combination, exchange of shares (other than, for the avoidance of doubt, any regular quarterly issuances of Parent Common Units made by Parent in accordance with its quarterly exchange process) or other similar change with respect to the Company Common Shares or Parent Common Units, as applicable, the Exchange Ratio set forth in Section 2.2(a) shall be adjusted to reflect fully the appropriate effect of such dividend, distribution, stock split, reclassification, combination, exchange of shares (other than, for the avoidance of doubt, any regular quarterly issuances of Parent Common Units made by Parent in accordance with its quarterly exchange process) or other similar change.

2.3                               Exchange of Shares.

(a)                                 Exchange Agent.  Prior to the Effective Time, American Stock Transfer and Trust Company, LLC (or such other commercial bank, trust company or transfer agent that is mutually selected by Fund Holdings and the Company) shall act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration pursuant to Section 2.1(a)(iii) and the Parent Common Units pursuant to Section 2.1(b).  At or prior to the Effective Time, Fund Holdings shall deposit with the Exchange Agent, for the benefit of each Person entitled to payment pursuant to Sections 2.1(a)(iii) and 2.1(b), for exchange in accordance with this Section 2.3 and in accordance with an exchange agent agreement with Fund Holdings in form and substance reasonably approved by the Company prior to the Effective Time, (i) the Parent Common Units to be delivered pursuant to Sections 2.1(a)(iii) and 2.1(b) and (ii) an amount of cash in U.S. dollars sufficient to pay unpaid dividends and distributions, if any, payable pursuant to Section 2.3(c) (such Parent Common Units, together with any cash for unpaid dividends or distributions, if any, with respect thereto, are referred to as the “Exchange Fund”).

(b)                                 Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail to each holder, if any, of a certificate (a “Certificate”) which immediately prior to the Effective Time represented outstanding Company Common Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(iii): (i) a letter of transmittal (the form and substance of which shall have been reasonably approved by the Company prior to the

Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Fund Holdings may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration and unpaid dividends and distributions, if any, payable pursuant to Section 2.3(c).  Upon proper surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor: (A) that whole number of Parent Common Units which such holder has the right to receive pursuant to Section 2.1(a)(iii) in such denominations and registered in such names as such holder may reasonably request and (B) a check representing the amount of cash in lieu of fractional Parent Common Units, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax.  Any Certificate so surrendered shall immediately be cancelled.  Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration and unpaid dividends and distributions, if any, as provided in this Article II, after giving effect to any required withholding tax.  The Surviving Entity, without any action on the part of any such Person, shall cause the Exchange Agent to (x) issue, as of the Effective Time, to each holder of uncertificated Company Common Shares (any such Company Common Share, a “Book-Entry Share”) that whole number of Parent Common Units that each such Person is entitled to receive pursuant to Section 2.1(a)(iii) and (y) mail to each such Person, as soon as reasonably practicable after the Effective Time, a check representing the amount of cash in lieu of fractional Parent Common Units, if any, and unpaid dividends and distributions, if any, which such Person has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax.  No interest shall be paid or accrued on the cash in lieu of fractional Parent Common Units, if any, and unpaid dividends and distributions, if any, payable to holders of the Company Shares.  In the event of a transfer of ownership of Company Common Shares that is not registered on the transfer records of the Company, the proper whole number of Parent Common Units, together with a check for the cash to be paid in lieu of fractional Parent Common Units, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if all documents required to evidence and effect such transfer and to evidence that any applicable transfer Taxes have been paid and, with respect to Company Common Shares represented by a Certificate, the Certificate held by such transferee, are presented to the Exchange Agent.

(c)                                  Distributions with Respect to Unexchanged Shares.  The parties shall coordinate so that holders of the Company Common Shares will not receive in respect of the same calendar quarter both (i) a quarterly distribution in respect of such holders’ Company Common Shares and (ii) a quarterly distribution in respect of the Parent Common Units issuable pursuant to this Agreement.  Subject to the immediately foregoing sentence, whenever a dividend or distribution is declared or made after the date of this Agreement with respect to Parent Common Units with a record date after the Effective Time, such declaration shall include a dividend or distribution in respect of all Parent Common Units issuable pursuant to this Agreement.  Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Parent Common Units having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional Parent Common Units shall be paid to any such holder, until such holder shall surrender such Certificate as provided in this Section 2.3.  Subject to the effect of Applicable Law of the State of Delaware, following surrender of any such Certificate, there shall be paid to the holder of the Parent Common Units issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Parent Common Units and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with (x) a record date after the Effective Time but prior to surrender and (y) a payment date subsequent to surrender that are payable with respect to such Parent Common Units, less the amount of any withholding taxes which may be required thereon.

(d)                                 No Further Ownership Rights in Company Common Shares.  All Parent Common Units issued upon surrender of Certificates or cancellation of Book-Entry Shares in accordance with the terms of this Agreement (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Shares represented by such Certificates and Book-Entry Shares, and there shall be no further registration of transfers on the transfer books of the Company of Company Common Shares outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e)                                  Lost Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including the making of an affidavit to that effect and, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against the Exchange Agent or the Surviving Entity with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II.

(f)                                   Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains undistributed six months after the date of the mailing required by Section 2.3(b) shall be delivered to the Surviving Entity, upon demand, and any holder of Certificates who has not theretofore complied with this Section 2.3 shall thereafter look only to the Surviving Entity for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II.

(g)                                  No Liability.  None of Parent, Fund Holdings, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.  If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional Parent Common Units or any dividends or distributions with respect to whole Parent Common Units in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

(h)                                 Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, if and as directed by Fund Holdings, on a daily basis; provided, that no losses on such investment will affect the cash payable to former holders of Company Common Shares pursuant to the provisions of this Article II.  Any interest and other income resulting from such investments shall be paid to Fund Holdings upon termination of the Exchange Fund pursuant to Section 2.3(f).

2.4                               Treatment of Stock Options and Other Equity Based Awards.

(a)                                 As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option (whether vested or unvested) to purchase Company Common Shares that is outstanding immediately prior to the Effective Time (each, a “Company Option”) shall be cancelled, and the holder thereof shall be entitled to receive an amount in cash equal to the excess, if any, of (1) the Per Share Amount over (2) the exercise price per Company Common Share subject to such Company Option as in effect immediately prior to the Effective Time (the “Option Consideration”).  The Option Consideration shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than 10 business days following the Effective Time.  For purposes of this paragraph, “Per Share Amount” means the Cash Value of the number of Parent Common Units (including any fractional Parent Common Units) that a holder of one Company Common Share would be entitled to receive pursuant to Section 2.1(a)(iii) and the Exchange Ratio described thereunder, and “Cash Value” means, with respect to a Parent Common Unit, the average closing price of a Parent Common Unit over the 10 trading day period ending on the trading day immediately preceding the Closing Date.  In the event that any Company Option has an exercise price per Company Common Share that is greater than the Per Share Amount, such Company Option shall be cancelled without payment in respect thereof as of the Effective Time, without liability to the Company, Parent or any of their affiliates.

(b)                                 At the Effective Time, each restricted Company Common Share (other than any restricted Company Common Shares held by KKR Financial Advisors) issued and outstanding under the 2007 Share Incentive Plan for KKR Financial Holdings LLC, as amended from time to time (the “2007 Share Plan”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a number of restricted Parent Common Units (having the same terms and conditions, including applicable vesting requirements, as applied to such restricted Company Common Share immediately prior to the Effective Time) that a Company Common Share would be exchanged for in accordance with Section 2.1(a)(iii)  (with fractional Parent  Common Units to be aggregated and rounded to the nearest whole unit), and Parent shall assume the 2007 Share Plan and any award agreement issued thereunder pursuant to which any such restricted Company Common Share has been granted in order to provide for the foregoing.  At the Effective Time, any restricted Company Common Shares held by KKR Financial Advisors shall automatically be cancelled and retired and shall cease to exist.

(c)                                  Prior to the Effective Time, the Company and the Company Board and the compensation committee of the Company Board, on the one hand, and Parent and the Parent Board, on the other hand, shall take all actions necessary to effectuate the provisions of this Section 2.4.

2.5                               Withholding.  The Company (or the Surviving Entity after the Effective Time), Parent, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax law.  To the extent that amounts are so withheld and timely paid over to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

In order to induce the Company to enter into this Agreement, subject to the exceptions set forth in the disclosure schedule delivered by Parent to the Company and dated as of the date of this Agreement (the “Parent Disclosure Schedule”) (which exceptions shall specifically identify a Section to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section and any other Section of this Agreement (other than Section 3.5) to which it is reasonably apparent on its face such disclosure relates) and subject to the information disclosed by Parent in any Parent SEC Document filed during the period from December 31, 2011 through the business day prior to the date of this Agreement (other than in any risk factor or other cautionary or forward-looking disclosure contained in such Parent SEC Document), the Parent Parties represent and warrant to the Company as follows:

3.1                               Organization and Standing.  Each Parent Party is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization with all requisite power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.  Each Parent Party is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent.  Except as would not have an adverse effect on the ability of any Parent Party to consummate any of the transactions contemplated by this Agreement, no Parent Party is in default of the performance, observance or fulfillment of any provision of its organizational documents.  Parent has furnished to the Company prior to the date hereof a complete and correct copy of the organizational documents of each Parent Party.

3.2                               Power and Authority.  Each Parent Party has all requisite power and authority to enter into and deliver this Agreement and, subject to the adoption of this Agreement by Fund Holdings in its capacity as the sole member of Merger Sub with respect to the Merger, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parent Parties have been duly authorized by all requisite action on the part of each Parent Party, subject to the adoption of this Agreement by Fund Holdings in its capacity as the sole member of Merger Sub with respect to the Merger.  This Agreement has been duly executed and delivered by each Parent Party, and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each Parent Party enforceable against such Person in accordance with its terms except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).  Other than the adoption of this Agreement by Fund Holdings in its capacity as the sole member of Merger Sub with respect to the Merger, no vote of the holders of any class or series of capital stock (or other securities) of any Parent Party is necessary to approve the transactions contemplated by this Agreement.

3.3                               Capitalization of Parent and Merger Sub.

(a)                                 The number of Parent Common Units that may be issued by Parent is not limited by Parent’s organizational documents.

(b)                                 As of December 12, 2013 (the “Measurement Date”), 288,143,327 Parent Common Units were outstanding.  Since the Measurement Date to the date of this Agreement, there have been no issuances of Parent Common Units except upon the granting or exercise of awards to employees and service providers of Parent or its affiliates.  The outstanding Parent Common Units have been duly authorized and validly issued and are free of any preemptive rights and were issued in compliance in all material respects with Applicable Law.  Except as set forth in this Section 3.3(b) or in Section 3.3(b) of the Parent Disclosure Schedule, as of the date of this Agreement, there are no (i) outstanding equity securities of Parent, (ii) securities of Parent or its subsidiaries convertible into or exchangeable for equity securities of Parent, (iii) options, warrants, calls, phantom stock or other rights to acquire from Parent or its subsidiaries, or obligation of Parent or its subsidiaries to issue, any equity securities or securities convertible into or exchangeable for equity securities of Parent (the items in clauses (i), (ii) and (iii) are referred to collectively as “Parent Securities”), or (iv) outstanding obligations of Parent or any subsidiary of Parent to repurchase, redeem or otherwise acquire any Parent Securities.  Except (x) as set forth in Section 3.3(b) of the Parent Disclosure Schedule, or (y) in connection with the repurchase or acquisition of Parent Common Units pursuant to the terms of any equity incentive plan of Parent, neither Parent nor any of its subsidiaries is a party to any Contract that (i) obligates Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities, (ii) relates to the voting or transfer of, requires registration of, or grants any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to, any Parent Securities, or (iii) otherwise relates to, creates, establishes or defines the terms and conditions of, any Parent Securities.  Since the Measurement Date, Parent has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Parent Securities, other than as permitted by Section 6.1 or as set forth in Section 3.3(b) of the Parent Disclosure Schedule.

(c)                                  All outstanding Merger Sub Common Units are duly authorized, validly issued and free of preemptive rights and are held of record by Fund Holdings (except for any outstanding Merger Sub Common Units assigned to KKR Management Holdings L.P. (“Management Holdings”) by Fund Holdings pursuant to Section 9.12) free and clear of any Liens.  The Merger Sub Common Units represent all of Merger Sub’s membership interests.

3.4                               Conflicts; Consents and Approvals.  Neither the execution and delivery of this Agreement by any Parent Party nor the consummation by the Parent Parties of the Merger and the other transactions contemplated hereby will:

(a)                                 conflict with, or result in a breach of any provision of, the organizational documents of any Parent Party, subject to adoption of this Agreement by Fund Holdings in its capacity as the sole member of Merger Sub with respect to the Merger;

(b)                                 violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, adversely modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument (each, a “Contract”) to which Parent or any of its subsidiaries is a party;

(c)                                  assuming compliance with the matters referred to in Section 3.4(d), violate any applicable laws, statutes, rules, regulations, legally binding policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, “Applicable Law”) applicable to Parent or any of its subsidiaries or any of their respective properties or assets; or

(d)                                 require any action or consent or approval of, or review by, or registration or filing by Parent or any of its subsidiaries with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, mediator, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a “Governmental Authority”), other than (i) authorization for inclusion of the Parent Common Units to be delivered pursuant to this Agreement on the NYSE, subject to official notice of issuance, (ii) any notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the “HSR Act”), (iii) registrations or other actions required under foreign, federal or state Antitrust Laws or securities or blue-sky laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (v) consents or approvals of, or notifications to, any Governmental Authority set forth in Section 3.4(d) to the Parent Disclosure Schedule;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent or a material adverse effect on the ability of any Parent Party to consummate the transactions contemplated by this Agreement.

3.5                               No Material Adverse Effect.  Since December 31, 2012 through the date of this Agreement, there have been no Events that, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent.

3.6                               Parent SEC Documents; Controls.

(a)                                 Parent has timely filed or received the appropriate extension of time within which to file with the United States Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2010 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”) or the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) (such documents, as supplemented and amended since the time of filing, collectively, the “Parent SEC Documents”).  The Parent SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements, on the dates of effectiveness) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  The financial statements of Parent included in the Parent SEC Documents were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.  No subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act other than as part of Parent’s consolidated group.

(b)                                 Parent maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Parent (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent evaluation by the Co-Chief Executive Officers and Chief Financial Officer of the general partner of Parent of Parent’s internal control over financial reporting, to its auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

3.7                               Registration Statement; Proxy Statement.  None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the registration statement on Form S-4 (such registration statement as it may be amended or supplemented and including any such amendments or supplements, the “Registration Statement”) to be filed with the Commission by Parent under the Securities Act, including the prospectus relating to the Parent Common Units to be delivered pursuant to this Agreement (as it may be amended or supplemented and including any such amendments or supplements, the “Prospectus”) and the proxy statement and form of proxy relating to the Company Shareholder Meeting (as it may be amended, supplemented or modified and including any such amendments or supplements, the “Proxy Statement”), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company Shareholder Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Registration Statement, except for such portions thereof that relate only to the Company and its subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

3.8                               Litigation.  There is no suit, claim, action, proceeding, litigation, arbitration, mediation or investigation (an “Action”) pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or their respective officers or directors that would, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent.  Neither Parent nor any of its subsidiaries nor any assets, rights or properties of such Persons is subject to any outstanding order, writ, injunction or decree that would, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent.

3.9                               Brokerage and Finder’s Fees.  Except for Parent’s obligations to Goldman, Sachs & Co. and Lazard Frères & Co. LLC, neither Parent, any of its subsidiaries nor any of their respective equityholders, directors, officers or employees has incurred or will incur on behalf of Parent or its subsidiaries any brokerage, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

3.10                        Operations of Merger Sub.  Merger Sub is a direct, wholly-owned subsidiary of Fund Holdings, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.11                        Compliance with Law.  Parent and its subsidiaries are in compliance with, and at all times since January 1, 2010 have been in compliance with, all Applicable Law relating to Parent, its subsidiaries or their respective business or properties, except where the failure to be in compliance with such Applicable Law would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent.  No investigation or review by any Governmental Authority with respect to Parent or its subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, in each case other than those the outcome of which would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent.

3.12                        Undisclosed Liabilities.  Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Parent as of September 30, 2013 included in the Parent SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, or (c) as set forth in Section 3.12 to the Parent Disclosure Schedule, Parent, together with its subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Parent and its subsidiaries (or disclosed in the notes to such balance sheet), that would, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent.

3.13                        Operation of Parent’s Business.  Since September 30, 2013 through the date of this Agreement, neither Parent nor any of its subsidiaries has engaged in any transaction that, if done after execution of this Agreement, would violate Section 6.1(b) or (c) in any material respect.

3.14                        Investment Company Act.  Parent is not required to register as an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

3.15                        Status under Company Operating Agreement.  No Parent Party, and no subsidiary of any Parent Party, is an Interested Member (as such term is defined in the Company Operating Agreement) or is, or after the consummation of the transactions contemplated by this Agreement would be, an Affiliate or Associate of an Interested Member (in each case, as such term is defined in the Company Operating Agreement).

3.16                        Knowledge of Parent Parties.  As of the date hereof, none of the Persons listed in Section 3.16 of the Parent Disclosure Schedule has actual knowledge that any representation or warranty of the Company made in this Agreement is untrue or inaccurate.  Each of the Parent Parties hereby acknowledges and agrees that it and its affiliates, including KKR Financial Advisors LLC (together with its successors and assigns, “KKR Financial Advisors”), shall have no right or remedy hereunder based on the inaccuracy of any representation or warranty contained in Article IV which any of the Persons listed in Section 3.16 had actual knowledge as of the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Parent Parties to enter into this Agreement, subject to the exceptions set forth in the disclosure schedule delivered by the Company to Parent and dated as of the date of this Agreement (the “Company Disclosure Schedule”) (which exceptions shall specifically identify a Section to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section and any other Section of this Agreement (other than Section 4.6) to which it is reasonably apparent on its face such disclosure relates) and subject to the information disclosed by the Company in any Company SEC Document filed during the period from December 31, 2011 through the business day prior to the date of this Agreement (other than in any risk factor or other cautionary or forward-looking disclosure contained in such Company SEC Document), the Company represents and warrants to the Parent Parties as follows:

4.1                               Organization and Standing.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite limited liability company power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.  The Company is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.  The Company is not in default of the performance, observance or fulfillment of any provision of its certificate of formation as in effect on the date of this Agreement (the “Company Certificate of Formation”).  Except as would not have an adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, the Company is not in default of the performance, observance or fulfillment of any provision of Company Operating Agreement.  The Company has furnished to Parent prior to the date hereof a complete and correct copy of each of the Company Certificate of Formation and the Company Operating Agreement.

4.2                               Subsidiaries.  All equity interests of the Company’s subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all Liens (other than Liens arising under applicable securities laws).  Except as provided in Section 4.2 of the Company Disclosure Schedule, as of the date hereof, except for the Company’s subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other Person.  Each of the outstanding equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable) and not subject to preemptive or similar rights other than any rights that may accrue in favor of the Company or its wholly-owned subsidiaries.  Section 4.2 of the Company Disclosure Schedule sets forth each subsidiary of the Company as of the date hereof.  There are no outstanding (i) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company’s subsidiaries or (ii) options or other rights to acquire from the Company’s subsidiaries, and no obligation of the Company’s subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company’s subsidiaries.

4.3                               Power and Authority.  The Company has all requisite limited liability company power and authority to enter into and deliver this Agreement and, subject to receipt of the Company Shareholder Approval, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company has been duly authorized by all necessary limited liability company action on the part of the Company, subject to receipt of the Company Shareholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the Parent Parties, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).  The Company Board, acting upon the unanimous recommendation of the Transaction Committee, at a duly held meeting, unanimously (other than Scott Nuttall and Craig Farr, who were not present at the meeting) has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the holders of the Company Common Shares, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) subject to Section 6.6, resolved to recommend that the holders of the Company Common Shares approve the Merger (the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the holders of the Company Common Shares at the Company Shareholder Meeting.  Assuming the representations and warranties of the Parent Parties set forth in Section 3.15 are true and correct, the affirmative vote of holders of a majority of the outstanding Company Common Shares entitled to vote thereon on the record date for the Company Shareholder Meeting, voting together as a single class, with respect to approval of the Merger is the only vote of the holders of any class or series of capital stock (or other securities) of the Company necessary to approve the Merger and the other transactions contemplated hereby (the “Company Shareholder Approval”).  The power and authority of the

Transaction Committee to take the actions contemplated by this Agreement to be taken by the Transaction Committee have been duly authorized by all necessary limited liability company action on the part of the Company.

4.4                               Capitalization of the Company.

(a)                                 The authorized capital stock of the Company consists of 500,000,000 Company Common Shares (such term as used herein shall have the meaning given to “Common Shares” in the Company Operating Agreement) and 50,000,000 Preferred Shares (such term as used herein shall have the meaning given to it in the Company Operating Agreement).

(b)                                 As of the Measurement Date, (i) 204,824,159 Company Common Shares (including 669,820 restricted Company Common Shares) were issued and outstanding and (ii) 14,950,000 Preferred Shares were issued and outstanding (each such Preferred Share being a 7.375% Series A LLC Preferred Share issued by the Company).  Since the Measurement Date to the date of this Agreement, there have been no issuances of capital stock of the Company except upon the exercise of Company Options or settlement of Phantom Shares.  The outstanding Company Common Shares and Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of any preemptive rights and were issued in compliance in all material respects with Applicable Law.  Section 4.4(b) of the Company Disclosure Schedule sets forth as of the Measurement Date, a complete and correct list of all outstanding Company Securities other than Company Common Shares and Preferred Shares (including Company Options and Phantom Shares), the number of Company Common Shares issuable thereunder or with respect thereto and the exercise price (if any).  No subsidiary of the Company owns any Company Common Shares or any Preferred Shares.  As of the Measurement Date, 1,932,279 shares of Company Common Shares were reserved for issuance under the 2007 Share Plan in connection with the exercise of outstanding Company Options.  Since the Measurement Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Securities, other than as permitted by Section 6.2.

(c)                                  With respect to the Company Options, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary limited liability company action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the 2007 Share Plan, the Exchange Act and all other Applicable Law, including the rules of the NYSE, and (iii) the per share exercise price of each Company Option was not less than the fair market value of a Company Common Share on the applicable Grant Date.  The Company has not granted, and there is no and has been no Company policy or practice to grant, Company Options prior to, or otherwise coordinate the grant of Company Options with, the release or other public announcement of material information regarding the Company or any of its subsidiaries or their financial results or prospects.

(d)                                 Except as set forth in Section 4.4(b) or Section 4.4(b) or 4.4(d) of the Company Disclosure Schedule, as of the date of this Agreement, except with respect to Company Common Shares issued upon the exercise of Company Options or issued upon the settlement of Phantom Shares, in each case, subsequent to the Measurement Date, there were no (i) outstanding shares of capital stock or other voting securities of the Company, (ii) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants, calls, phantom stock or other rights to acquire from the Company or its subsidiaries, or obligation of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) are referred to collectively as “Company Securities”), or (iv) outstanding obligations of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities (except with respect to the withholding of Company Common Shares in respect of the payment of the exercise price or Taxes upon the exercise of any Company Option, vesting of restricted shares of Company Common Stock or settlement of any Phantom Unit).  Except (x) as set forth in Section 4.4(d) of the Company Disclosure Schedule or (y) in connection with the repurchase or acquisition of Company

Common Shares pursuant to the terms of Company Plans (and the withholding of Company Common Shares in respect of the payment of the exercise price or Taxes upon the exercise of any Company Option, vesting of a restricted share of Company Common Stock or settlement of any Phantom Unit), neither the Company nor any of its subsidiaries is a party to any Contract that (i) obligates the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, (ii) relates to the voting or transfer of, requires registration of, or grants any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to, any Company Securities or (iii) otherwise relates to, creates, establishes or defines the terms and conditions of, any Company Securities.  There are no director, independent contractor, or employee share incentive plans or arrangements of the Company, other than the Company Plans, under which any Company Securities are outstanding.

4.5                               Conflicts; Consents and Approvals.  Except as set forth in Section 4.5 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger and the other transactions contemplated hereby will:

(a)                                 conflict with, or result in a breach of any provision of, the Company Certificate of Formation, the Company Operating Agreement or the Share Designation of the Company’s outstanding Preferred Shares, subject to the receipt of the Company Shareholder Approval;

(b)                                 violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, adversely modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its subsidiaries is a party;

(c)                                  assuming compliance with the matters referred to in Section 4.5(d), violate any Applicable Law applicable to the Company or any of its subsidiaries or any of their respective properties or assets; or

(d)                                 require any action or consent or approval of, or review by, or registration or filing by the Company or any of its affiliates with, any third party or any Governmental Authority, other than (i) receipt of the Company Shareholder Approval, (ii) any notifications required by the HSR Act, (iii) registrations or other actions required under foreign, federal or state Antitrust Laws or securities or blue-sky laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (v) consents or approvals of, or notifications to, any Governmental Authority set forth in Section 4.5(d) of the Company Disclosure Schedule;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company or a material adverse effect on the ability of the Company to consummate any of the transactions contemplated by this Agreement.

4.6                               No Material Adverse Effect.  Since December 31, 2012 through the date of this Agreement, there have been no Events that would, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.

4.7                               Company SEC Documents; Controls.

(a)                                 The Company has timely filed or received the appropriate extension of time within which to file with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2010 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”).  The Company SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  The financial statements of the Company included in the Company SEC Documents were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.  No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act other than as part of the Company’s consolidated group.

(b)                                 The Company maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

4.8                               Compliance with Law.  The Company and its subsidiaries are in compliance with, and at all times since January 1, 2010 have been in compliance with, all Applicable Law relating to the Company, its subsidiaries or their respective business or properties, except where the failure to be in compliance with such Applicable Law would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.  No investigation or review by any Governmental Authority with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, in each case other than those the outcome of which would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.

4.9                               Taxes.  Except for such matters that would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company:

(a)                                 The Company and its subsidiaries (i) have timely filed all Tax Returns required to have been filed by or with respect to the Company or any of its subsidiaries, and all such Tax Returns are true, correct and complete; (ii) have within the time and manner prescribed by Applicable Law paid all Taxes required to be paid by them; (iii) have adequate accruals and reserves on the financial statements included in the Company SEC Documents as of the date of this Agreement for Taxes in accordance with GAAP; (iv) have not requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed; and (v) have not received written notice of any deficiencies for any Tax from any taxing authority, against the Company or any of its subsidiaries.  Neither the Company nor any of its subsidiaries is the subject of any currently ongoing Tax audit, Action or other proceeding with respect to Taxes nor has any Tax audit, Action or other proceeding with respect to Taxes been proposed against any of them in writing.  Neither the Company nor any of its subsidiaries has requested to waive or has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company or any of its subsidiaries (other than Liens for Taxes not yet due).  No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company or one of its subsidiaries has not filed Tax Returns claiming that the Company or such subsidiary is or may be subject to taxation by that jurisdiction.

(b)                                 The Company and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party.

(c)                                  Neither the Company nor any of its subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a plan that includes the Merger.  Neither the Company nor any of its subsidiaries are parties to any contractual obligation relating to Tax sharing, Tax indemnity or Tax allocation.  Neither the Company nor any of its subsidiaries has any liability for the Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

(d)                                 Neither the Company nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(e)                                  The Company has at all time since its inception been treated as a partnership, and not as an association or a “publicly traded partnership” (within the meaning of Section 7704(b) of the Code) taxable as a corporation, for United States federal income tax purposes.  KKR Financial Holdings II, LLC has at all times been treated as a real estate investment trust (within the meaning of Section 856 of the Code) for United States federal income tax purposes.

(f)                                   The Company has in effect a valid election under Section 754 of the Code (and any equivalent election for applicable state and local income Tax purposes), which will remain in effect for the taxable year including the Closing Date.

(g)                                  For purposes of this Agreement:

(i)                                     “Tax Returns” means returns, reports and forms (including schedules and attachments thereto) filed or required to be filed with respect to Taxes with any Governmental Authority responsible for the imposition or collection of Taxes.

(ii)                                  “Taxes” means all taxes, fees or similar governmental charges (whether U.S. or non-U.S. federal, state, local, provincial, territorial or municipal), including income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, stamp, custom, escheat, excise, or real or personal property taxes, together with any interest, penalties, additions to tax or additional amounts imposed or assessed with respect thereto imposed by any taxing authority with respect thereto.

4.10                        Title to Properties.  Other than in respect of investments of the Company and its subsidiaries that are included in the Company’s “Natural Resources” and “Other” business segments as reported in its financial statements that are included in the Company SEC Documents, (a) no real property is leased by the Company or its subsidiaries and (b) no real property is owned by the Company or its subsidiaries.

4.11                        Registration Statement; Proxy Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement, including the Prospectus and the Proxy Statement, at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company Shareholder Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement, except for such portions thereof that relate only to Parent and its subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

4.12                        Litigation.  There is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or their respective officers or directors that would, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.  Neither the Company nor any of its subsidiaries nor any assets, rights or properties of such Persons is subject to any outstanding order, writ, injunction or decree that would, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.

4.13                        Brokerage and Finder’s Fees.  Except for the Company’s obligations to the Transaction Committee Financial Advisor, neither the Company, any of its subsidiaries nor any of their respective equityholders, directors, officers or employees has incurred or will incur on behalf of the Company or its subsidiaries any brokerage, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement.  The Company has furnished to Parent a complete and correct copy of the engagement letter of the Transaction Committee Financial Advisor.

4.14                        Benefit Plans.  Except for the 2007 Share Plan and Deferred Compensation Plan, none of the Company or its subsidiaries maintain, sponsor, or contribute to, or have at any time prior to the date of this Agreement maintained, sponsored or contributed to, any benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case whether or not such plan is subject to ERISA), any employment, individual consulting or other compensation agreements and any bonus, incentive, equity or equity-based compensation, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, salary continuation, health or life insurance or fringe benefit plan, program or agreement (any of the foregoing, a “Company Plan”).

4.15                        Contracts.  Each Material Company Contract is (assuming due authorization, execution and delivery by each other party thereto) a valid and binding obligation of the Company or its subsidiaries, as applicable, and, to the knowledge of the Company, the valid and binding obligation of each other party thereto, except where the failure to be valid and binding would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.  Neither the Company nor its subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any Material Company Contract except for such violations or defaults under or terminations which would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.  For purposes of this Agreement, “Material Company Contract” means any Contract to which the Company or any of its subsidiaries is a party and that falls within any of the following categories:  (a) any Contract that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the Commission but without giving effect to the provisions of clause (i) thereof relating to the exclusion of Contracts entered into more than two years before the filing of a registration statement) in effect on the date hereof, (b) any Contract with respect to any joint venture or partnership that is material to the Company and its subsidiaries, taken as a whole, and (c) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money made by the Company or its subsidiaries in excess of $5,000,000, letters of credit issued on behalf of the Company or its subsidiaries or commitments for the borrowing or the lending of amounts by the Company or its subsidiaries in excess of $5,000,000, Contracts providing for the creation of any Lien upon any of the assets of the Company or its subsidiaries with an aggregate value in excess of $5,000,000, and Contracts governing any trust preferred securities issued by the Company or any of its subsidiaries.  Section 4.15 of the Company Disclosure Schedule lists, as of the date hereof, all Contracts specified in clause (c) of the definition of “Material Company Contract” and Parent has been provided complete and correct copies of such Contracts.

4.16                        Undisclosed Liabilities.  Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of the Company as of September 30, 2013 included in the Company SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, or (c) as set forth in Section 4.16 to the Company Disclosure Schedule, the Company, together with its subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company and its subsidiaries (or disclosed in the notes to such balance sheet), that would, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.

4.17                        Operation of the Company’s Business.  Since September 30, 2013 through the date of this Agreement, neither the Company nor any of its subsidiaries has engaged in any transaction that, if done after execution of this Agreement, would violate Section 6.2(c), (d), (f), (g), (h) or (j) in any material respect.

4.18                        Opinion of Financial Advisors.  The Transaction Committee has received the opinion of Sandler O’Neill & Partners, L.P. (the “Transaction Committee Financial Advisor”) to the effect that, as of the date of the opinion and based upon and subject to the matters and limitations set forth therein, the Merger Consideration to be received is fair to the holders of Company Common Shares from a financial point of view and, as of the date hereof, such opinion has not been withdrawn, revoked or modified.  A signed copy of such opinion will be made available to Parent as soon as practicable after the date of this Agreement.

4.19                        Takeover Statutes.  Assuming the representations and warranties of the Parent Parties set forth in Section 3.15 are true and correct, prior to the date of this Agreement, the Company Board has taken all action necessary to exempt under or make not subject to the restrictions of any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement; (b) the Merger; and (c) the other transactions contemplated by Agreement.

4.20                        Insurance.  Except as would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company: (a) all directors’ and officers’ liability insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is customary for the industries in which the Company and its subsidiaries operate and (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies.  None of the Company nor any of its subsidiaries has received any written notice of cancellation of any such insurance policies as to which the Company or such subsidiary has not obtained replacement insurance of similar scope and amount.  Set forth in Section 4.20 of the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company and its subsidiaries for its directors’ and officers’ liability insurance as of the date of this Agreement.

4.21                        Investment Company Act.  Neither the Company nor any of its subsidiaries is required to register as an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

ARTICLE V

MUTUAL COVENANTS OF THE PARTIES

5.1                               Preparation of Proxy Statement; Shareholder Meeting.

(a)                                 As promptly as practicable following the date of this Agreement, Parent and the Company shall cooperate in preparing and shall prepare (i) the Proxy Statement to be sent to the holders of the Company Shares relating to the Company Shareholder Meeting and (ii) the Registration Statement, and Parent shall file with the Commission the Registration Statement, in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Units to be delivered pursuant to this Agreement.  Parent and the Company shall use their reasonable best efforts to have the Proxy Statement cleared by the Commission and the Registration Statement declared effective by the Commission as promptly as practical and to keep the Registration Statement effective through the Effective Time.

(b)                                 Each of Parent and the Company shall promptly furnish all information concerning it or its equityholders to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement.  The Proxy Statement and the Registration Statement shall include all information reasonably requested by such other party to be included therein.  Each of Parent and the Company shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement and the Registration Statement received from the Commission, including any request from the Commission for amendments or supplements to the Registration Statement or Proxy Statement, and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the Commission, on the other hand.  Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Proxy Statement or responding to any comments of the Commission with respect thereto, each of Parent and the Company (i) shall provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall give due consideration to including in such document or response any comments reasonably proposed by the other.  Each of Parent and the Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Parent Common Units for offering or sale in any jurisdiction, and each of Parent and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(c)                                  If, at any time prior to the Effective Time, either party obtains knowledge of any information pertaining to it or previously provided by it for inclusion in the Registration Statement or the Proxy Statement that would require any amendment or supplement to the Registration Statement or the Proxy Statement so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, such party shall promptly advise the other party and Parent and the Company shall cooperate in the prompt filing with the Commission of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to the holders of Company Shares.

(d)                                 The Company shall, as soon as practicable following the date the Registration Statement is declared effective by the Commission, (i) duly call, give notice of, convene and hold a special meeting of the holders of Company Common Shares (the “Company Shareholder Meeting”) for purposes of obtaining the Company Shareholder Approval and (ii) in furtherance thereof, use its reasonable best efforts to cause the Proxy Statement to be distributed to the holders of Company Common Shares.  Without the prior written consent of Parent, no proposals other than the Company Shareholder Approval and routine proposals required in connection with such approval shall be included in the Proxy Statement or transacted at the Company Shareholder Meeting.  Unless the Company Board or the Transaction Committee shall have made a Company Change of Recommendation as permitted by Section 6.6(e) or Section 6.6(f), the Company shall use its reasonable best efforts to solicit the Company Shareholder Approval and shall include the Company Board Recommendation in the Proxy Statement.  The Company agrees that, unless this Agreement has been terminated in accordance with Section 8.1, its obligations pursuant to this Section 5.1 to convene and hold the Company Shareholder Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or by the effecting of a Company Change of Recommendation by the Company Board.

5.2                               Access to Information; Confidentiality.  Subject to Applicable Law, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, permit the other and its Representatives during the period prior to the Effective Time to have reasonable access for reasonable purposes related to the consummation of the Merger and the other transactions contemplated by this Agreement, during normal business times and upon reasonable advance written notice, to the other party’s and its subsidiaries’ premises, properties, books, records, Contracts and documents; provided that the foregoing shall not require any party to (i) provide access to information or documents that, in the reasonable judgment of such party, would (x) constitute a waiver of the attorney-client privilege held by such party or (y) violate any Applicable Law or any agreement to which such party is a party.  Information exchanged pursuant to this Section 5.2 shall be subject to the confidentiality agreement, dated as of November 18, 2013, by and between Parent and the Company (the “Confidentiality Agreement”).  No investigation conducted, or information provided, pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made in this Agreement.

5.3                               Filings; Reasonable Best Efforts; Notification.

(a)                                 Upon the terms and subject to the conditions of this Agreement, and except where a different standard of effort is provided for in this Agreement, each of the parties shall use its reasonable best efforts (subject to, and in accordance with, Applicable Law) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and in any event prior to the End Date, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings, (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary or desirable in connection with the Merger and the other transactions contemplated by this Agreement and material to the business of the Company or Parent, as the case may be, (iii) the preparation of the Proxy Statement and the Registration Statement, including the Prospectus, (iv) the execution and delivery of any additional instruments necessary to consummate any of the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) the providing of all such information concerning such party, its subsidiaries, its affiliates and its subsidiaries’ and affiliates’ officers, directors, employees and partners as may reasonably be requested in connection with any of the matters set forth in this Section 5.3.

(b)                                 Each of the Company and Parent shall (A) make or cause to be made, as promptly as practicable after the date of this Agreement, any filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, including any “secondary acquisition” filings or any filings that may be required if the transactions contemplated by this Agreement will result in a change in the “ultimate parent entity” (as defined under the HSR Act) of Fund Holdings or Management Holdings (together with Fund Holdings, the “Group Partnerships”), (B) make or cause to be made such other filings as are required under other Antitrust Laws with respect to the transactions contemplated by this Agreement as soon as reasonably practicable after the date of this Agreement, (C) substantially comply at the earliest practicable date with any request for additional information, documents or other materials received by such party or any of its subsidiaries from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority under the HSR Act or any other Antitrust Laws, and (D) cooperate in good faith with the other party in obtaining all approvals required under applicable Antitrust Laws and in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction.  Each party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Merger and the other transactions contemplated by this Agreement.  Each party shall give the other party to this Agreement reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction.  Neither party shall independently participate in any formal meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party reasonable prior notice of the meeting or conversation and, to the extent permitted by such Governmental Authority, the opportunity to attend any such meeting or participate in any such conversation.  The parties will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.  Neither party will directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a Governmental Authority related to this Agreement or the transactions contemplated by this Agreement except with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).  Each party shall promptly furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that any materials concerning one party’s valuation of the other party or the transactions contemplated by this Agreement, or any party’s internal financial information, may be redacted.  Parent shall be responsible for all filing fees under the HSR Act or other Antitrust Laws.

(c)                                  Subject to Section 5.3(d), each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).  In connection therewith and subject to Section 5.3(d), if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall cooperate to contest and resist any such Action (through negotiation, litigation or otherwise), including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action.  Each of the Company and Parent shall use its reasonable best efforts to take such action as may be required to cause the expiration or termination of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, none of Parent, the Company, or any of their respective subsidiaries shall be obligated to agree, and none of Parent, the Company, or any of their respective subsidiaries shall agree without the other party’s prior written consent, to take any action or accept any condition, restriction, obligation or requirement with respect to Parent, the Company, or any of their respective subsidiaries or affiliates or their and their respective subsidiaries’ or affiliates’ assets if such action, condition, restriction, obligation or requirements (i) would reasonably be expected to require Parent, the Company or their respective subsidiaries or affiliates to sell, license, transfer, assign, lease, dispose of or hold separate any material business or assets or (ii) would reasonably be expected to result in any material limitations on Parent or the Company or their respective subsidiaries or affiliates to own, retain, conduct or operate all or a material portion of their respective businesses or assets.

5.4                               Tax Treatment.  The parties agree that, for U.S. federal income tax purposes, the Merger shall be treated as a taxable exchange of Company Common Shares (other than the Company Common Shares described in Section 2.1(a)(ii)) for the Merger Consideration.

5.5                               Public Announcements.  The initial press release concerning the Merger and the other transactions contemplated by this Agreement shall be a joint press release.  Except (a) as required by Applicable Law or the requirements of the NYSE (and in that event only if time does not permit) or (b) with respect to any Company Change of Recommendation or any action taken by the Company, the Company Board or the Transaction Committee pursuant to and in accordance with Section 6.6, at all times prior to the earlier of the Closing or termination of this Agreement pursuant to Section 8.1, Parent and the Company shall consult with each other before issuing any press release or other public statement or comment with respect to the Merger or any of the other transactions contemplated by this Agreement and shall not issue any such press release or make such other public statement or comment prior to such consultation.

5.6                               Section 16 Matters.  Prior to the Closing, each of Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) or acquisitions of Parent Common Units (including derivative securities with respect to Parent Common Units) resulting from the transactions contemplated by this Agreement by each officer or director of Parent or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to securities of Parent or the Company.

5.7                               Transaction Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).  For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.  Notwithstanding anything to the contrary in this Section 5.7, no consent of any Company director shall be required for the settlement of any Action so long as such settlement (i) does not include any admission of wrongdoing by such Company director and (ii) does not require any payment by such Company director for which Parent (or any of its affiliates) has not agreed to provide complete payment.

5.8                               Notification of Certain Matters.

(a)                                 Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause a breach of a representation or warranty contained in Article III, (ii) any failure of a Parent Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and (iii) any Events that, individually or in the aggregate, would prevent the Merger from being completed on or prior to the End Date; in the case of clauses (i) and (ii) above solely if such breach or failure would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) or (b); provided, however, that a failure to comply with this Section 5.8(a) will not constitute the failure of any condition set forth in Section 7.2(a) or (b) to be satisfied unless the underlying inaccuracy or breach would independently result in the failure of a condition set forth in Section 7.2(a) or (b) to be satisfied; provided, further, that the delivery of any notice pursuant to this Section 5.8(a) shall not limit or otherwise affect the remedies available under this Agreement to the Company.

(b)                                 The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause a breach of a representation or warranty contained in Article IV, (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and (iii) any Events that, individually or in the aggregate, would prevent the Merger from being completed on or prior to the End Date; in the case of clauses (i) and (ii) above solely if such breach or failure would result in the failure to satisfy one or more of the conditions set forth in Section 7.3(a) or (b); provided, however, that a failure to comply with this Section 5.8(b) will not constitute the failure of any condition set forth in Section 7.3(a) or (b) to be satisfied unless the underlying inaccuracy or breach would independently result in the failure of a condition set forth in Section 7.3(a) or (b) to be satisfied; provided, further, that the delivery of any notice pursuant to this Section 5.8(b) shall not limit or otherwise affect the remedies available under this Agreement to Parent.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

6.1                               Conduct of Parent’s Operations.  During the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit or cause any of its subsidiaries to, except (i) as expressly required or permitted by this Agreement, (ii) as required by Applicable Law, or (iii) as set forth in Section 6.1 to the Parent Disclosure Schedule, without the prior written consent of the Company acting upon the direction, or with the consent, of the Transaction Committee (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                 amend or otherwise change the organizational documents of any Parent Party, except for any amendments or changes that would not (i) materially delay, materially impede or prevent the consummation of the Merger and (ii) adversely affect the holders of Company Common Shares in any material respect differently than the holders of Parent Common Units;

(b)                                 declare, set aside, make or pay any extraordinary or special dividend or distribution, payable in cash, equity securities, property or otherwise, with respect to any of the Parent Common Units (other than, for the avoidance of doubt, any regular quarterly distributions made by Parent in accordance with its distribution policy);

(c)                                  (i) acquire or merge with any business, Person or division thereof, if entering into a definitive agreement relating to such acquisition or merger would be reasonably likely to, or (ii) incur any indebtedness for borrowed money or issue any debt securities if such incurrence or issuance would be reasonably likely to, in either case, (x) materially delay the effectiveness of the Registration Statement or (y) materially delay, materially impede or prevent, the consummation of the Merger;

(d)                                 issue, deliver, sell, grant or dispose of any Parent Common Units or shares of any class of capital stock of Parent, any other voting securities or other ownership interests of Parent, or any options, warrants, convertible securities or other rights of any kind to acquire any such Parent Common Units, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or other similar interests of Parent (except, in each case, (i) in the ordinary course (including the issuance of equity-based awards, any regular quarterly issuances of Parent Common Units made by Parent in accordance with its quarterly exchange process and sales pursuant to the 424(b)(3) Prospectus), (ii) for the issuance of Parent Common Units issuable pursuant to the settlement of awards with respect to directors, employees and service providers of Parent or its affiliates outstanding on the date hereof or as may otherwise be granted in the ordinary course, in all cases in accordance with customary terms) or (iii) in connection with acquisitions, business combinations, joint ventures or strategic alliances or similar transactions);

(e)                                  adjust, reclassify, combine, split or subdivide any Parent Common Units, or any capital stock, voting securities or other ownership interests of Parent or any securities convertible into or exchangeable or exercisable for Parent Common Units or capital stock, voting securities or other ownership interests of Parent; or

(f)                                   agree in writing or otherwise commit to take any of the foregoing actions.

6.2                               Conduct of the Company’s Operations.  Except (i) as expressly required or permitted by this Agreement, (ii) as required by Applicable Law, (iii) as expressly permitted under this Section 6.2 or as set forth in Section 6.2 of the Company Disclosure Schedule, (iv) for actions taken by KKR Financial Advisors acting pursuant to the terms of the Management Agreement, or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, the businesses of the Company and its subsidiaries shall in all material respects be conducted only, and the Company and its subsidiaries shall not take any action except in all material respects, in the ordinary course of business and in a manner consistent in all material respects with past practice, and the Company shall (and shall cause each of its subsidiaries to) use commercially reasonable efforts to preserve substantially intact their business organization and maintain and preserve intact their current business relationships.  Notwithstanding the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit or cause any of its subsidiaries to, except (i) as expressly required or permitted by this Agreement, (ii) as required by Applicable Law, (iii) as set forth in Section 6.2 of the Company Disclosure Schedule, or (iv) for actions taken by KKR Financial Advisors acting pursuant to the terms of the Management Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                 amend or otherwise change the Company Certificate of Formation or the Company Operating Agreement;

(b)                                 issue, deliver, sell, grant, pledge, dispose of or grant a Lien on, or permit a Lien to exist on, any shares of any class of capital stock of the Company or any of its subsidiaries, any other voting securities or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or equity interests, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or other similar interests of the Company or any of its subsidiaries (except for the issuance of Company Common Shares issuable pursuant to the exercise of Company Options outstanding on the date hereof in accordance with their terms on the date hereof or the crediting of additional Phantom Shares (and issuance of Company Common Shares in settlement thereof) under the Deferred Compensation Plan in accordance with the terms thereof as a result of deferral elections previously made (and not otherwise timely revoked) in respect of 2013 and 2014 compensation in the ordinary course of business, and the dividend reinvestment feature under the Deferred Compensation Plan);

(c)                                  (i) sell, lease, license, pledge or dispose of or (ii) grant a Lien on, or permit a Lien to exist on, any properties, investments or other assets or any interests therein of the Company or any of its subsidiaries that have an aggregate value in excess of $5,000,000;

(d)                                 declare, set aside, make or pay any dividend, payable in cash, equity securities, property or otherwise, with respect to any of its capital stock, except for (i) dividends by any of the Company’s direct or indirect wholly-owned subsidiaries to the Company or any of its other wholly-owned subsidiaries and (ii), subject to the first sentence of Section 2.3(c), any regular quarterly distribution made by the Company in accordance with its distribution policy in an amount up to $0.22 per Company Common Share for any such quarterly distribution;

(e)                                  adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for capital stock, voting securities or other ownership interests (except for the withholding of Company Common Shares in respect of the payment of the exercise price or Taxes upon the exercise of any Company Option, the vesting of restricted shares of Company Common Stock or the settlement of any Phantom Unit);

(f)                                   (i) acquire, including by merger, consolidation or acquisition of stock or assets or any other business combination or by any other manner, any corporation, partnership, other business organization or any business, division or equity interest thereof; or (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person, except to employees in the ordinary course of business and in a manner consistent with past practice or to the Company or any wholly-owned subsidiary of the Company;

(g)                                  modify in any material respect any accounting policies or procedures, other than as required by GAAP or Applicable Law;

(h)                                 (i)  make any change (or file any such change) to any material method of Tax accounting, (ii) make, change or rescind any material Tax election; (iii) settle or compromise any material Tax liability or consent to any claim or assessment relating to a material amount of Taxes; (iv) file any amended Tax Return;

(v) file any claim for refund of a material amount of Taxes; (vi) enter into any closing agreement relating to a material amount of Taxes; or (vii) waive or extend the statute of limitations in respect of material Taxes;

(i)                                     except (1) for the acceleration of the vesting of existing Phantom Shares and restricted Company Common Shares, (2) as required under Section 2.4 or (3) to ensure that any Company Plan is not then out of compliance with Applicable Law or the terms of such Company Plan on the date hereof, (i) adopt, enter into, terminate or amend any Company Plan; (ii) increase in any manner the compensation or benefits of any director, officer, employee or independent contractor; (iii) grant or pay any change-in-control, retention, severance or termination pay to, or increase in any manner the change-in-control, retention, severance or termination pay of, any current or former director, officer, employee or independent contractor; (iv) grant any equity or equity-based awards or make any loan to any employee or independent contractor (other than the crediting of additional Phantom Shares (and issuance of Company Common Shares in settlement thereof) under the Deferred Compensation Plan in accordance with the terms thereof as a result of deferral elections previously made (and not otherwise timely revoked) in respect of 2013 and 2014 compensation in the ordinary course of business, and the dividend reinvestment feature under the Deferred Compensation Plan); (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan; or (vi) hire or terminate any officer, employee or independent contractor.

(j)                                    except as required by Applicable Law or any judgment by a court of competent jurisdiction and subject to Section 5.7, (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) that are material to the Company and its subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business and in a manner consistent with past practice of in accordance with their terms, of liabilities disclosed, reflected or reserved against in the financial statements (or the notes thereto) contained in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business and in a manner consistent with past practice; (ii) cancel any material indebtedness; or (iii) waive or assign any claims or rights of material value;

(k)                                 (i) enter into, (ii) terminate or cancel, except when it may be commercially reasonable to do so, (iii) fail to exercise a right to renew on terms commercially reasonable to the Company, or (iv) modify or amend in any material respect, any Material Company Contract; or

(l)                                     agree in writing or otherwise commit to take any of the foregoing actions.

6.3                               Indemnification; Directors’ and Officers’ Insurance.

(a)                                 For a period of six years from and after the Effective Time, Parent and Surviving Entity shall maintain in effect (i) the current provisions (or provisions no less favorable) regarding exculpation and indemnification of present or former officers and directors contained in the organizational documents of each of the Company and its subsidiaries and (ii) any agreements of the Company and its subsidiaries with any of their respective present or former directors and officers existing as on the date hereof that provide such Persons rights to exculpation or indemnification for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time, including any matters arising in connection with the transactions contemplated by this Agreement).  From and after the Effective Time, each of Parent and the Surviving Entity shall indemnify, defend and hold harmless, and provide advancement of expenses (including advancing attorneys’ fees and expenses incurred in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to the fullest extent permitted under Applicable Law; provided that any Person to whom fees and expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) to, the present and former officers and directors of the Company against all losses, claims, damages, costs, expenses, liabilities or judgments that are paid in settlement of or in connection with any Action based in whole or in part on, relating in whole or in part to, or arising in whole or in part out of the fact that such Person is or was an officer or director of the Company or any of its subsidiaries prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent provided or permitted under the organizational documents of the Company and its subsidiaries and any indemnification agreement entered into between the Company or any of its subsidiaries and such Person (representative forms of which have been made available to Parent prior to the date of this Agreement), in each case as in effect as of the date of this Agreement, and to the fullest extent permitted under Applicable Law.

(b)                                 If Parent does not elect to purchase a “tail” directors’ and officers’ liability insurance policy for the Company’s present and former officers and directors who are covered prior to the Effective Time by the directors’ and officers’ liability insurance currently maintained by the Company with coverage for six years following the Effective Time, and with coverage and amounts and terms and conditions no less favorable to the covered persons than the existing policies of directors’ and officers’ liability insurance maintained by the Company, the Company may, at its option prior to the Effective Time, purchase such a six year “tail” insurance policy; provided that the Company shall not, without Parent’ consent, make a premium payment for such insurance to the extent such premium exceeds 300% of the current annual premium paid by the Company for its directors’ and officers’ liability insurance (such amount being the “Maximum Premium”).  If the Company is unable to obtain the “tail” insurance described in the first sentence of this Section 6.3(b) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.  If the Company is unable to purchase any such “tail” insurance contemplated in the two preceding sentences, Parent shall cause Merger Sub to, at the Company’s request, purchase, and maintain in full force and effect (and honor the obligations under), during the six-year period beginning on the date of the Effective Time, a “tail” insurance policy from one or more insurance carriers believed to be sound and reputable with respect to directors’ and officers’ liability insurance of comparable coverage and amounts and containing terms and conditions no less favorable, in the aggregate, to the officers and directors of the Company as the Company’s existing policy or policies for the benefit of the current and former officers and directors with a claims period of six years from the Effective Time; provided, however, that in no event shall Merger Sub be required to pay more than the Maximum Premium as the aggregate premium for such “tail” insurance policies for its entire period, in which case Merger Sub will obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.

(c)                                  If Parent or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent, the Surviving Entity or any of their respective successors and assigns, as applicable, shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.3.

(d)                                 The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, each present and former officer and director referred to in this Section 6.3 and his or her heirs and representatives, and are in addition to, and not in substitution for or to the exclusion of, any other rights to indemnification or contribution that any such Person may have or be entitled to by Contract, Applicable Law or otherwise.

6.4                               Activities of Merger Sub.  Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than, if applicable, a de minimis amount of cash paid for the issuance of membership interests in connection with its initial formation) or any material liabilities.

6.5                               NYSE Listing.  Parent shall use its reasonable best efforts to cause the Parent Common Units issuable pursuant to this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

6.6                               Company Acquisition Proposals.

(a)                                 Subject to Section 6.6(c) through Section 6.6(f), the Company agrees that, from the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with Article VIII, neither it nor any of its subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its subsidiaries’ directors, officers, employees, agents, investment bankers, attorneys, accountants and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of a Company Acquisition Proposal, (ii) engage in any negotiations concerning, or provide any confidential information or data to any Person relating to, a Company Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Company Acquisition Proposal (each a “Company Acquisition Agreement”), or (v) propose publicly or agree to do any of the foregoing relating to any Company Acquisition Proposal.

(b)                                 Subject to Section 6.6(c) through Section 6.6(f), prior to the Closing, neither the Company Board nor any committee thereof (including the Transaction Committee) shall, directly or indirectly, (i) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to any Parent Party, the Company Board Recommendation, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Company Acquisition Proposal, (iii) in the event of the commencement of a tender offer or exchange offer for any outstanding shares of the Company’s capital stock (including the Company Common Shares), fail to include in any public statement related to such tender offer or exchange offer or this Agreement (other than any “stop, look and listen” or similar communication) a statement that the Company Board Recommendation has not changed or referring to the prior Company Board Recommendation, or (iv) recommend that the holders of the Company Shares not approve the Merger (any action described in clauses (i)-(iv) above being referred to as a “Company Change of Recommendation”).

(c)                                  Nothing contained in this Agreement shall prevent the Company, the Company Board, the Transaction Committee or any other committee of the Company Board from complying with its disclosure obligations under Rule 14d-9 and 14e-2 promulgated under the Exchange Act or from issuing a “stop, look and listen” or similar communication or making any disclosure if the Company Board or the Transaction Committee or any other committee of the Company Board determines, in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the Company’s directors’ fiduciary duties under Applicable Law of the State of Delaware; provided, however, that if such disclosure has the effect of a Company Change of Recommendation, Parent shall have the right to terminate this Agreement to the extent set forth in Section 8.1(d)(i).

(d)                                 Notwithstanding the limitations set forth in this Section 6.6, until the earlier of receipt of the Company Shareholder Approval and any termination of this Agreement pursuant to Section 8.1, if after the date of this Agreement the Company receives a written unsolicited bona fide Company Acquisition Proposal that the Company Board has determined in good faith, after consultation with its outside legal counsel and financial advisors (i) constitutes a Company Superior Proposal or (ii) could reasonably be expected to result in a Company Superior Proposal, then the Company may take the following actions:  (A) furnish nonpublic information to the third party making such Company Acquisition Proposal, if, and only if, prior to furnishing such information, the Company receives from the third party an executed confidentiality agreement with provisions no less restrictive to such third party with respect to the use or disclosure of nonpublic information than the Confidentiality Agreement and (B) engage in discussions or negotiations with the third party with respect to such Company Acquisition Proposal.

(e)                                  Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company from, at any time prior to, but not after, the time of the receipt of the Company Shareholder Approval, in response to the receipt of a written unsolicited bona fide Company Acquisition Proposal after the date of this Agreement that did not result from a breach of Sections 6.6(a)and (g), (i) terminating this Agreement pursuant to Section 8.1(e) in order to enter into a definitive written agreement with respect to such Company Acquisition Proposal or (ii) effecting a Company Change of Recommendation, if, prior to taking any of the actions described in clauses (i) or (ii), (A) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that (x) failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under Applicable Law of the State of Delaware and (y) such Company Acquisition Proposal constitutes a Company Superior Proposal, (B) Parent shall have received written notice (a “Superior Proposal Notice”) of the Company’s intention to take such action at least four business days prior to the taking of such action, and (C) the Company Board continues to believe, after taking into account any modifications to the terms of the transactions contemplated by this Agreement that are offered by Parent after its receipt of the Superior Proposal Notice, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal.  Any material amendment to the financial terms or any other material amendment of such Company Acquisition Proposal shall require a new Superior Proposal Notice and the Company and the Company Board shall be required to comply again with the requirements of this Section 6.6(e); provided, however, that the reference herein to four business days shall be deemed to be a reference to two business days.

(f)                                   Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company Board from, at any time prior to, but not after, the time of the receipt of the Company Shareholder Approval, effecting a Company Change of Recommendation (other than in response to the receipt of a written unsolicited bona fide Company Acquisition Proposal, which shall be subject to Section 6.6(e)) if, prior to taking such action, the Company Board, after consultation with its outside legal counsel, determines in good faith that failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties under Applicable Law of the State of Delaware; provided, however that (i) Parent shall have received written notice (a “Board Recommendation Notice”) of the Company’s intention to take any such action at least four business days prior to the taking of such action and (ii) the Company Board continues to believe, after taking into account any modifications to the terms of the transactions contemplated by this Agreement that are offered by Parent after its receipt of such Board Recommendation Notice that failing to take such action would be reasonably likely to be inconsistent with the Company’s directors’ fiduciary duties under Applicable Law of the State of Delaware.

(g)                                  The Company agrees that it and its subsidiaries will (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties) conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and (ii) request that each third party that has heretofore executed a confidentiality agreement that relates to a Company Acquisition Proposal (other than Parent) return or destroy all confidential information heretofore furnished to such third party by the Company or on its behalf.  The Company agrees that it and its subsidiaries will take the necessary steps to promptly inform its and its subsidiaries’ Representatives of the obligations undertaken in this Section 6.6.

(h)                                 From and after the date of this Agreement, the Company shall promptly orally notify Parent of any request for information or any inquiries, proposals or offers relating to a Company Acquisition Proposal indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and the Company shall provide to Parent written notice of any such inquiry, proposal or offer within 24 hours of such event and copies of any written or electronic correspondence to or from any Person making an Company Acquisition Proposal.  The Company shall keep Parent informed orally, as soon as is reasonably practicable, of the status of any Company Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and the Company shall provide to Parent written notice of any such withdrawal or rejection and copies of any written proposals or requests for information within 24 hours.  The Company also agrees to provide any information to Parent (not previously provided to Parent) that it is providing to another Person pursuant to this Section 6.6 at substantially the same time it provides such information to such other Person.  All information provided to Parent under this Section 6.6 shall be kept confidential by Parent in accordance with the terms of the Confidentiality Agreement.

(i)                                     For purposes of this Agreement:

“Company Acquisition Proposal” means any proposal or offer made by any Person other than Parent or its subsidiaries with respect to (A) a merger, consolidation, acquisition, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company, (B) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in the Company, or (C) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated asset value (including only the portion of the value of the equity interests of the subsidiaries of the Company that is actually owned directly or indirectly by the Company) or consolidated net revenues of the Company (including only the portion of the revenues attributable to the equity interests of the subsidiaries of the Company that is actually owned directly or indirectly by the Company); provided that, for the avoidance of doubt, the calculation of consolidated asset value and consolidated net revenues shall include only the unconsolidated interests in variable interest entities that are held directly or indirectly by the Company so that the total asset value or revenues of the entire variable interest entity is not included in such calculation.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (except that references in the definition of “Company Acquisition Proposal” to 15% shall be replaced by 50%) made after the date of this Agreement by any Person other than Parent or its subsidiaries on terms that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and considering such factors as the Company Board considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to the Company and the holders of the Company Shares than the transactions contemplated by this Agreement, taking into account any change to the transaction proposed by Parent.

6.7                               Approvals.  Other than the Company Shareholder Approval, each of the parties agree to obtain all requisite board of directors, shareholder and member approvals, to the extent not obtained prior to the date of this Agreement, required to be obtained to consummate the Merger.

6.8                               Compliance with Agreement.  Parent agrees that from and after the date of this Agreement until the Closing, KKR Financial Advisors shall not, and Parent shall cause KKR Financial Advisors not to, in its capacity as manager of the Company pursuant to the Management Agreement and the Company Operating Agreement, take any action (unless acting at the direction of the Company Board) that would cause the Company to fail to comply in any material respect with any of the provisions of this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1                               Conditions to the Obligations of Each Party.  The respective obligations of each of the parties to consummate the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a)                                 The Company Shareholder Approval shall have been obtained in accordance with the Company’s organizational documents and Applicable Law.

(b)                                 At the Company Shareholder Meeting, the holders of a majority of the outstanding Company Common Shares (other than those Company Common Shares held by Parent or any affiliate of Parent) shall have approved the Merger and the other transactions contemplated hereby.

(c)                                  (i) Each waiting period applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act, if any, including with respect to the Group Partnerships, if applicable, shall have expired or been earlier terminated and (ii) all consents required under any other Antitrust Law shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

(d)                                 No outstanding judgment, injunction, order or decree of a competent United States federal or state Governmental Authority shall prohibit or enjoin the consummation of the Merger or the other transactions contemplated by this Agreement.

(e)                                  The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order by the Commission suspending the effectiveness of the Registration Statement shall be in effect.

(f)                                   The Parent Common Units to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.2                               Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger shall be subject to the fulfillment of the following conditions unless waived by the Company:

(a)                                 (i) The representations and warranties of the Parent Parties set forth in Article III (other than Section 3.5) that are qualified by a “Material Adverse Effect” qualification shall be true and correct as so qualified at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, (ii) the representations and warranties of the Parent Parties set forth in Article III (other than Section 3.3 and Section 3.9) that are not qualified by a “Material Adverse Effect” qualification shall be true and correct (without giving effect to any materiality qualifications therein) at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, except for such failures to be true and correct as would not, in the aggregate, constitute a Material Adverse Effect with respect to Parent, (iii) the representations and warranties set forth in Section 3.3 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, and (iv) the representations and warranties set forth in Section 3.5 and Section 3.9 shall be true and correct at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times; provided, however, that with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii), (iii) or (iv) above, as applicable) only as of such date or period.

(b)                                 Each Parent Party shall have performed in all material respects the obligations and agreements and shall have complied in all material respects with the covenants to be performed and complied with by it under this Agreement at or prior to the Closing.

(c)                                  Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by a Chief Executive Officer or other senior officer of the general partner of Parent to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(d) have been satisfied.

(d)                                 Since the date of this Agreement, there shall not have occurred any Events that, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent.

7.3                               Conditions to the Obligations of Parent Parties.  The obligations of the Parent Parties to consummate the Merger shall be subject to the fulfillment of the following conditions unless waived by Parent:

(a)                                 (i) The representations and warranties of the Company set forth in Article IV (other than Section 4.6) that are qualified by a “Material Adverse Effect” qualification shall be true and correct as so qualified at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, (ii) the representations and warranties of the Company set forth in Article IV (other than Section 4.4 (other than the last sentence of Section 4.4(b)), Section 4.13 and Section 4.19) that are not qualified by a “Material Adverse Effect” qualification shall be true and correct (without giving effect to any materiality qualifications therein) at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, except for such failures to be true and correct as would not, in the aggregate, constitute a Material Adverse Effect with respect to the Company, and (iii) the representation and warranties set forth in Section 4.4 (other than the last sentence of Section 4.4(b)), Section 4.6, Section 4.13 and Section 4.19 shall be true and correct at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, except, in the case of Section 4.4 (other than the last sentence of Section 4.4(b)), for any de minimis inaccuracies; provided, however, that with respect to clauses (i), (ii), and (iii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii), or (iii) above, as applicable) only as of such date or period.

(b)                                 The Company shall have performed in all material respects the obligations and agreements and shall have complied in all material respects with the covenants to be performed and complied with by it under this Agreement at or prior to the Closing.

(c)                                  The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by the Chief Executive Officer or other senior officer of the Company to the effect that the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(e) have been satisfied.

(d)                                 Parent shall have received a payoff letter reasonably acceptable to it with respect to the termination of the Existing Company Credit Agreement and all commitments or other extensions of credit thereunder and the satisfaction and discharge of all principal, premium, if any, interest, fees and other amounts then due or outstanding thereunder and the satisfaction, release and discharge of all security interests, mortgages and Liens over the Company and its subsidiaries’ properties and assets securing such obligations (and such payoff letter shall require the administrative agent under the Existing Company Credit Agreement to deliver all instruments necessary or desirable to evidence or effect the foregoing).

(e)                                  Since the date of this Agreement, there shall not have occurred any Events that, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.

(f)                                   The Company shall have delivered to Parent a statement in accordance with Treasury Regulation Section 1.1445-11T(d)(2) certifying that 50% or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that 90% or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent United States federal or state Governmental Authority enjoining the parties from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its reasonable best efforts to render inapplicable such law or regulation or remove such judgment, injunction, order or decree as required by Section 5.3;

(c)                                  by either Parent or the Company if the Merger shall not have been consummated on or before September 16, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or before the End Date;

(d)                                 by Parent if prior to obtaining the Company Shareholder Approval (i) a Company Change of Recommendation shall have occurred or (ii) if after the date hereof a Company Acquisition Proposal was publicly announced or disclosed (or any Person shall have publicly announced an intention (whether or not conditional) to make such Company Acquisition Proposal) and the Company Board fails to affirm the Company Board Recommendation by the later to occur of (x) five business days prior to the date of the Company Shareholder Meeting (as such date may have been adjourned or postponed) and (y) five business days after receipt of a written request by Parent to do so (or such shorter period but not less than two business days as may exist between the date of the public announcement or disclosure of the Company Acquisition Proposal and the date of the Company Shareholder Meeting);

(e)                                  by the Company, at any time prior to obtaining the Company Shareholder Approval, in order to enter into a definitive written agreement with respect to a Company Superior Proposal it received, provided that the Company has complied in all material respects with its obligations under Section 6.6 and, in connection with the termination of this Agreement, the Company pays to Merger Sub or its designee in immediately available funds the Termination Payment required to be paid by Section 8.2(b) unless such payment obligation is waived by Merger Sub;

(f)                                   by Parent or the Company if at the Company Shareholder Meeting (including any adjournment or postponement thereof) the Company Shareholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Company Shareholder Approval to be obtained; or

(g)                                  by Parent or the Company if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any Event shall have occurred, which breach or Event would result in the failure of one or more of the conditions set forth in Section 7.2(a), 7.2(b) or 7.2(d) (in the case of a breach by, or Event with respect to, Parent) or Section 7.3(a), 7.3(b) or 7.3(e) (in the case of a breach by, or Event with respect to, the Company) to be satisfied on or prior to the End Date, and such breach or Event shall not be capable of being cured or shall not have been cured by the earlier of (i) 30 business days after detailed written notice thereof shall have been received by the party alleged to be in breach or with respect to which an Event is alleged to have occurred and (ii) the End Date.

8.2                               Effect of Termination.

(a)                                 In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, except for the provisions of the second sentence of Section 5.2, this Section 8.2 and Sections 9.2 through 9.13, shall become void and have no effect, without any liability on the part of any party or its directors, officers, general partners or equityholders with respect thereto.  Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party to this Agreement of liability for fraud or any willful or intentional breach of any provision of this Agreement and, if it shall be judicially determined that termination of this Agreement was by reason of a willful or intentional breach of this Agreement, then, in addition to other remedies at law or equity for a willful or intentional breach of this Agreement, the party so found to have willfully or intentionally breached this Agreement shall indemnify and hold harmless the other parties (unless waived by such other parties) for their respective reasonable out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation (collectively, “Costs”).  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their respective terms.

(b)                                 If this Agreement is terminated pursuant to Section 8.1(d)(i), or is terminated by the Company or Parent pursuant to Section 8.1(f) at a time when this Agreement was terminable pursuant to Section 8.1(d)(i), then the Company will, within three business days following any such termination, pay Merger Sub or its designee in cash by wire transfer of immediately available funds to an account designated by Merger

Sub a termination payment in an amount equal to $26,250,000 (the “Termination Payment”) unless such payment obligation is waived by Merger Sub.

(c)                                  If this Agreement is terminated pursuant to Section 8.1(e), then the Company shall, concurrently with such termination, pay to Merger Sub or its designee in cash by wire transfer in immediately available funds to an account designated by Merger Sub the Termination Payment unless such payment obligation is waived by Merger Sub.

(d)                                 If this Agreement is terminated pursuant to Section 8.1(c) or 8.1(f), and (A) (x) in the case of a termination pursuant to Section 8.1(c), prior to the termination of this Agreement and (y) in the case of a termination pursuant to Section 8.1(f), prior to the Company Shareholder Meeting (including any adjournment or postponement thereof) at which the Company Shareholder Approval was not obtained, a Company Acquisition Proposal was publicly announced or disclosed (or any Person shall have publicly announced an intention to make a Company Acquisition Proposal) and (B) within 12 months after the date of such termination, the Company enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination or consummates a Business Combination, then the Company will, prior to the earlier of the consummation of a Business Combination or execution of a definitive agreement with respect thereto, pay to Merger Sub or its designee in cash by wire transfer in immediately available funds to an account designated by Merger Sub the Termination Payment unless such payment obligation is waived by Merger Sub.

(e)                                  If this Agreement is terminated by Parent for any reason pursuant to Section 8.1(g) on the basis of a breach of any representations, warranties, covenants or agreements contained in this Agreement (provided that such breach did not arise from or relate to a breach of Section 6.8) (A) following the public announcement or disclosure of a Company Acquisition Proposal or the intention by any Person to make a Company Acquisition Proposal that was not withdrawn prior to such termination of this Agreement and (B) within 12 months after the date of such termination pursuant to Section 8.1(g), the Company enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination or consummates a Business Combination, then the Company will, upon the earlier of the consummation of a Business Combination or execution of a definitive agreement with respect thereto, pay to Merger Sub or its designee in cash by wire transfer in immediately available funds to an account designated by Merger Sub the Termination Payment unless such payment obligation is waived by Merger Sub.

(f)                                   If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(f), then the Company shall indemnify and hold harmless the Parent Parties (unless waived by the Parent Parties) for their Costs not to exceed $7,500,000 in the aggregate; provided, however, that upon payment by the Company of the Termination Payment in full, the Company shall no longer be required to indemnify and hold harmless the Parent Parties for their respective Costs pursuant to this Section 8.2(f).

(g)                                  For the purposes of this Section 8.2, “Business Combination” means (i) a merger, consolidation, acquisition, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 50% voting or economic interest in the Company, or (C) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 50% of the consolidated asset value (including only the portion of the value of the equity interests of the subsidiaries of the Company that is actually owned directly or indirectly by the Company) or consolidated net revenues of the Company (including only the portion of the revenues attributable to the equity interests of the subsidiaries of the Company that is actually owned directly or indirectly by the Company); provided that, for the avoidance of doubt, the calculation of consolidated asset value and consolidated net revenues shall include only the unconsolidated interests in variable interest entities that are held directly or indirectly by the Company so that the total asset value or revenues of the entire variable interest entity is not included in such calculation.

(h)                                 The parties acknowledge and agree that in no event shall the Company be required to pay the Termination Payment on more than one occasion.  In the event the Termination Payment is paid to a party in accordance with this Section 8.2, such payment shall be the sole and exclusive remedy of such party and its subsidiaries, equityholders and Representatives against the other party or any of its subsidiaries, equityholders and Representatives with respect to the termination, event or breach giving rise to that payment, and the Company and shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Parent Parties or their respective affiliates, except in the case of fraud or any willful or intentional breach of any provision of this Agreement.

8.3                               Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval, but after any such approval, no amendment shall be made which by Applicable Law requires further approval or authorization by the holders of the Company Common Shares without such further approval or authorization.  Notwithstanding the foregoing, this Agreement may not be amended except by an instrument or instruments in writing signed and delivered by an authorized representative of each of the parties.

8.4                               Extension; Waiver.  At any time prior to the Effective Time, Parent (with respect to Parent, Fund Holdings and Merger Sub) and the Company (with respect to the Company by approval of the Transaction Committee) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement.  For the avoidance of doubt, each party shall be permitted to waive any rights it may have under Sections 8.1 and 8.2.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  No delay on the part of any party in exercising any right hereunder shall operate as a waiver of such right, nor shall any waiver on the part of any party of any such right nor any single or partial exercise of any such right preclude any further exercise of such right or the exercise of any other such right.

ARTICLE IX

MISCELLANEOUS

9.1                               Survival of Representations and Warranties.  The representations and warranties made in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement by the parties shall not survive the Closing.  This Section 9.1 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Closing or after the termination of this Agreement.

9.2                               Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given and shall be deemed given upon receipt if delivered personally, telecopied (delivery of which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties (delivery of which is confirmed) or by registered or certified mail (postage paid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                 if to the Company:

KKR Financial Holdings LLC
555 California Street, 50th Floor
San Francisco, CA 94104
Attention:  General Counsel
Facsimile:  (415) 391-3077

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz LLP
51 West 52nd Street
New York, NY 10019
Attention:                 Edward D. Herlihy

David E. Shapiro

Facsimile:  (212) 403-2000

(b)                                 if to Parent, Fund Holdings or Merger Sub:

KKR & Co. L.P.
9 West 57th Street, Suite 4200
Attention:  General Counsel
Facsimile:  (212) 750-0003

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:                 Gary I. Horowitz
Facsimile:  (212) 455-2502

9.3                               Interpretation.

(a)                                 When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated to the contrary.  The descriptive Article and Section headings and the table of contents contained in this Agreement are for reference purposes only and are not intended to be part of and shall not affect in any way the meaning or interpretation of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or other document.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Where a word or phrase is defined in this Agreement, each of its other grammatical forms shall have a corresponding meaning.  Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  The parties have participated jointly in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted jointly by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “herewith” and “hereby” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  The phrases “the date of this Agreement,” “the date hereof” and words of similar import shall be deemed to refer to the date set forth on the cover page of this Agreement.  Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty.  Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.  No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement. References to “dollars” or “$” are to United States dollars.

(b)                                 For purposes of this Agreement, “424(b)(3) Prospectus” means that certain prospectus with Registration No. 333-187894 filed by Parent pursuant to Rule 424(b)(3).

(c)                                  For purposes of this Agreement, “affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that references to an “affiliate” of a Person shall not be deemed to include (i) any investment fund or other investment advisory vehicle or (ii) any portfolio company or other investment of any investment fund or other investment advisory vehicle.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(d)                                 For purposes of this Agreement, a “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York City in the State of New York are not authorized or obligated by Applicable Law to close.

(e)                                  For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(f)                                   For purposes of this Agreement, “ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations thereunder.

(g)                                  For purposes of this Agreement, “Existing Company Credit Agreement” means that certain credit agreement, dated as of November 30, 2012, among the Company, each lender from time to time party thereto, Citibank, N.A., as swingline lender and issuing bank, and Citibank, N.A., as administrative agent.

(h)                                 For purposes of this Agreement, “GAAP” means United States generally accepted accounting principles applied on a consistent basis.

(i)                                     For purposes of this Agreement, “knowledge” means (x) with respect to Parent, the actual knowledge of the Persons listed on Section 9.3(i) of the Parent Disclosure Schedule and (y) with respect to the Company, the actual knowledge of Persons listed on Section 9.3(i) of the Company Disclosure Schedule.

(j)                                    For purposes of this Agreement, “Lien” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance.

(k)                                 For purposes of this Agreement, “Management Agreement” means that certain Amended and Restated Management Agreement, dated as of May 4, 2007 (as amended), by and among the Company, KKR Financial Corp. and KKR Financial Advisors.

(l)                                     For the purposes of this Agreement, a “Material Adverse Effect” with respect to any party shall mean any fact, circumstance, event, change, occurrence or effect (an “Event” ) that would have, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of such party and its subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect with respect to any party shall not include any Event directly or indirectly arising out of or attributable to:  (i) any decrease in the market price of Parent Common Units, in the case of Parent, or the Company Common Shares, in the case of the Company (but in either case not any Event underlying such decrease to the extent such Event would otherwise constitute a Material Adverse Effect on such party); (ii) conditions, events, or circumstances generally affecting the principal businesses or industries in which such party and its subsidiaries operate; (iii) changes in GAAP, Applicable Law or accounting standards, or in any interpretation of GAAP, Applicable Law or accounting standards; (iv) changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to Parent or the Company, as the case may be, or their respective subsidiaries (including, in and of itself, any failure to meet analyst projections); (v) the failure, in and of itself, of Parent or the Company, as the case may be, to meet any expected or projected financial or operating performance target publicly announced or provided to the other party prior to the date of this Agreement, as well as any change, in and of itself, by Parent or the Company, as the case may be, in any expected or projected financial or operating performance target as compared with any target publicly announced or provided to the other party prior to the date of this Agreement (but, in either case, not any Event underlying such failure or change to the extent such Event would otherwise constitute a Material Adverse Effect on such party); or (vi) any changes or developments in United States, Europe, Asia or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting the financial, debt, credit or securities markets in the United States, Europe, Asia or elsewhere in the world, including changes in interest rates and commodities prices, or any natural disaster; provided, however that the exceptions set forth in subclauses (ii), (iii) and (vi) may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur to the extent (but only to the extent) such Event has a materially disproportionate impact on such party and its subsidiaries relative to other participants in the principal businesses or industries in which such party and its subsidiaries operate.

(m)                             For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Authority, and any permitted successors and assigns of such Person.

(n)                                 For purposes of this Agreement, a “subsidiary” of any Person means another Person an amount of the voting securities or other voting interests of which is sufficient to elect at least a majority of its board of directors, managers, general partners or similar governing body (or, if there are no such voting securities or voting interests, 50% or more of the equity securities or other equity interests of which) is owned directly or indirectly by such first Person; provided that a subsidiary does not include (x) any investment fund or other investment advisory vehicle or (y) any portfolio company or other investment of any investment fund or investment advisory vehicle.

9.4                               Counterparts.  This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement.  The parties may execute more than one copy of this Agreement, each of which shall constitute an original.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

9.5                               Entire Agreement.  This Agreement (including any exhibits and schedules hereto, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings or representations by or among the parties whether written and oral with respect to the subject matter hereof and thereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement.

9.6                               Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

9.7                               Third-Party Beneficiaries.  Except for the agreement set forth in Section 6.3, nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries or confer upon any Person other than the parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.8                               Governing Law.  This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws of another jurisdiction that might otherwise govern under applicable principles of conflicts of laws thereof.

9.9                               Consent to Jurisdiction; Venue.

(a)                                 Each of the parties irrevocably and unconditionally agrees that any Action arising out of or relating to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by another party or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the United States District Court for the District of Delaware.  Each of the parties irrevocably submits with regard to any Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.9, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.  Each of the parties also agrees that any final, non-appealable judgment against a party in connection with any Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(b)                                 Each of the parties consents to service being made through the notice procedures set forth in Section 9.2 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 9.2 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated by this Agreement.  Nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by law.

9.10                        Specific Performance.  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy under Applicable Law.  Accordingly, each party agrees that, in addition to all other remedies to which it may be entitled, each of the parties is entitled to a decree of specific performance, and each of the parties shall further be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security.  In the event that any Action should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy under Applicable Law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

9.11                        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.12                        Assignment.  Neither this Agreement nor any of the rights, interests or obligations arising under this Agreement shall be directly or indirectly assigned, delegated sublicensed or transferred by any of the parties (whether by operation of law or otherwise), in whole or in part, to any other Person (including any bankruptcy trustee) without the prior written consent of the other parties; provided, however, that Fund Holdings shall have the right to assign any of its rights or obligations hereunder to Management Holdings and shall be permitted to assign any or all of the Merger Sub Common Units to Management Holdings, in each case, without the need for consent from any other party (provided that Fund Holdings shall remain liable for all obligations hereunder to the extent not performed by Management Holdings).  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.13                        Expenses.  Subject to the provisions of Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and the Proxy Statement (including filing fees related thereto) will be shared equally by Fund Holdings and the Company.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KKR & CO. L.P.

By:	KKR Management LLC,
its general partner

By:	/s/ David Sorkin
	Name:	David Sorkin
	Title:	General Counsel & Secretary

KKR FUND HOLDINGS L.P.

By:	KKR Fund Holdings GP Limited,
a general partner

By:	/s/ David Sorkin
	Name:	David Sorkin
	Title:	Director

COPAL MERGER SUB LLC

By:	/s/ David Sorkin
	Name:	David Sorkin
	Title:	General Counsel & Secretary

KKR FINANCIAL HOLDINGS LLC

By:	/s/ Nicole J. Macarchuk
	Name:	Nicole J. Macarchuk
	Title:	General Counsel

[Signature Page to Agreement and Plan of Merger]